 EXHIBIT 21

THE STANDARD REGISTER COMPANY

CONSOLIDATED SUBSIDIARIES

AS OF JANUARY 2, 2005

Name of Subsidiary	Jurisdiction of Incorporation

The Standard Register Company	Ohio

Standard Register Technologies, Inc.	Ohio

Standard Register Holding Company	Ohio

Standard Register International, Inc.	Ohio

StanJet Leasing, Ltd.	Ohio

InSystems Technologies LTD	Virginia

Standard Register Technologies Canada ULC	Nova Scotia

InSystems Corporation	Nova Scotia

InSystems Technology B.V.	Netherlands

InSystems Technology Limited	United Kingdom